Exhibit 23.1


                  Consent of Independent Certified Public Accountant

The Board of Directors
Consolidated Pictures Corp.:

We consent to the use of our report dated April 10, 2001 in the Registration Statement on Form SB-2 of Consolidated Pictures Corp. for the registration of 500,000 units, each unit consisting of one share of common stock, one Class A warrant and one Class B warrant to purchase additional common stock and to the reference to our firm under the heading "Experts" therein.

                                        /s/ Cronin & Company

Winter Springs, Florida
May 29, 2001